Question 77C
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At the Special Meeting of Shareholders of the Trust held on
August 26, 2004, the following votes were recorded on behalf of Essex Aggressive Growth Fund, Essex Large Cap Fund, Rorer Large-Cap Fund, Rorer Mid-Cap Fund, Systematic Value Fund and Burridge Small Cap Growth Fund. The proposal, which shareholders were asked to vote on, are explained in further detail in the proxy statement dated July 7, 2004:


Proposal 1 - To elect four Trustees to the Board of Trustees.
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
----------------------------------------------------------------------------------------------------
                                           Voted
----------------------------------------------------------------------------------------------------
                         Paggioli           Schneeweis       Kingston         Lebovitz   Outstanding
                         --------           ----------       --------         --------   -----------
"Affirmative"
  Systemic Value         1,225,103.35       1,225,103.35     1,225,103.35   1,225,103.35 11,459,590.09


"Withhold"
  Systemic Value                -                   -                -               -




Pursuant to Article V, Section 4 of the Master Trust Agreement of the Trust and the Securities Exchange Act of 1940, such total votes on each proposal represented a quorum of the outstanding shares of the Funds.